Registration No. 333-221291

Filed Pursuant to Rule 424(b)(3)

DOMINION ENERGY, INC.

DOMINION ENERGY RELIABILITY INVESTMENT(SM)

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT

(To Prospectus dated June 25, 2018)

The Date of this Pricing Supplement is June 25, 2018

The Dominion Energy Reliability Investment Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee on a weekly basis to be effective on Monday of the week following such determination. Under the terms of the Dominion Energy Reliability Investment program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

The current Registration Statement for the Notes (No. 333-221291) was automatically effective on November 2, 2017. On June 25, 2018, the prospectus for Dominion Energy Reliability Investment was revised to include information about the website for the program at www.dominionenergy.com/DERI. The interest rate established for the Notes as of June 18, 2018 and set forth below remains in effect until further notice.

Amount of Notes	Interest Rate Per Annum
Under $10,000	1.75%
$10,000 to $49,999	1.85%
$50,000 and above	2.00%